CERTIFICATE OF AMENDMENT OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF UBIQUITI NETWORKS, INC. (Pursuant to Section 242 of the General Corporation Law of the State of Delaware) Ubiquiti Networks, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that: 1. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation by deleting Article I thereof and inserting the following in lieu thereof: “ARTICLE I The name of the corporation is Ubiquiti Inc.” 2. The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment described herein in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware. 3. The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall be effective at 4:01 p.m. Eastern Time on August 19, 2019. IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this sixteenth day of August, 2019. UBIQUITI NETWORKS, INC. By: /s/ Hartley Nisenbaum Name: Hartley Nisenbaum Title: Secretary